Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Summary Historical Financial Information - AEGON Selected Financial Data” and “Experts” in the Amendment No. 1 to Registration Statement (Form F-4, No. 333-123027) of AEGON N.V. and the related Proxy Statement/Prospectus of Global Preferred Holdings, Inc. and AEGON N.V. and to the incorporation by reference therein of our report dated March 29, 2005 with respect to the consolidated financial statements and schedules of AEGON N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

The Hague, April 4, 2005

/s/ Ernst & Young Accountants

Ernst & Young Accountants